SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY		10005

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.    Entry into a Material Definitive Agreement.

On March 10, 2005, Capital Lease Funding, Inc. completed its first long-term financing through an on-balance sheet collateralized debt obligation, or CDO. The financing was effected through the issuance of multi-class notes and preferred shares by our newly formed wholly-owned subsidiary Caplease CDO 2005-1, Ltd. The multi-class notes were co-issued by another newly formed wholly-owned subsidiary, Caplease CDO 2005-1 Corp. The issuer used the proceeds of the note offering, after payment of fees and expenses and amounts owing in respect of pre-closing financing and hedging arrangements, to acquire a portfolio of assets from our wholly-owned subsidiary, Caplease, LP. We received net proceeds in the transaction of approximately $263.1 million, approximately $206.0 million of which was used to repay our borrowings under our short-term credit facility with Wachovia Bank, N.A. Wachovia Bank, N.A. is an affiliate of Wachovia Capital Markets, LLC, the initial purchaser of the Class A and Class B notes in the CDO transaction.

In addition to the ordinary or common shares in the issuer and co-issuer, we also acquired three of the subordinate classes of the notes (Class C, Class D and Class E).

The classes of the notes are summarized in the following table:

Class of Notes	Principal Amount/ Face Amount as of Closing Date	Percentage of all Securities	Ratings Moody’s/S&P	Stated Maturity	Stated Coupon Rate
A	$252,000,000	84.0%	Aaa/AAA	January 2040	4.926%
B	16,500,000	5.5%	Aa2/AA	January 2040	5.036%
C	9,000,000	3.0%	A2/A-	January 2040	5.406%
D	4,500,000	1.5%	Baa2/BBB	January 2040	6.206%
E	3,000,000	1.0%	Baa3/BBB-	January 2040	6.606%

Our effective blended financing rate (inclusive of debt issuance and hedge costs) on the Class A and Class B notes (the classes we did not retain) is approximately 5.67%.

Class designations are generally descriptive of the security’s relative priority among the notes (with letters generally reflecting descending priority). It is anticipated that the notes will be paid well in advance of the stated maturity date in accordance with the priority of payments in the indenture. The expected maturity date of the notes is in January 2015, when the notes become subject to the auction call procedure described below.

The notes are non-recourse debt obligations of the issuer and co-issuer. The issuer has pledged its rights under the assets acquired from us and certain other assets as security for payment of principal and interest on the notes. Payments of principal and interest on the notes will be made quarterly. The aggregate amount available for these payments and for certain expenses of the issuer and co-issuer on any payment date will be the sum of interest proceeds and principal proceeds received on the pledged assets during the relevant collection period.

The notes are secured by the following initial portfolio of collateral assets:

Asset Type	Face Value	Percentage
Long-term credit tenant loans	$205,303,114	68.59%
Corporate credit notes	23,893,987	7.98%
Structured interests in net lease assets	55,131,031	18.42%
Mezzanine loan	15,000,000	5.01%
Total	$299,328,132	100.00%

The CDO includes a five-year reinvestment period that allows the principal proceeds and sale proceeds of the underlying collateral to be reinvested in qualifying replacement collateral, subject to the satisfaction of certain conditions set forth in the indenture.

The collateral was sold to the issuer by us, and we made representations and warranties in connection with the sale. If any of these representations and warranties are inaccurate, we may be compelled to repurchase the collateral for the sale price plus accrued interest and certain additional charges, if any.

We or one of our wholly-owned subsidiaries will act as collateral manager of the issuer’s assets and will be entitled to a management fee of .20% per annum of the CDO’s outstanding portfolio balance. The payment of 50% of the management fee is senior to payments on the notes and the remaining payment of 50% is junior to payments on the notes.

Subject to certain conditions described in the indenture, in January 2008, and on any interest payment date thereafter, the issuer has the option to redeem the notes and the preferred shares, in whole but not in part, at the direction of holders of at least a majority of the aggregate outstanding notional amount of the preferred shares.

The notes are also subject to a mandatory redemption on any interest payment date on which certain coverage tests set forth in the indenture are not satisfied. Any mandatory redemption of the notes is to be paid from interest and principal proceeds of the collateral in accordance with the priority or payments set forth in the indenture, until the applicable coverage tests are satisfied.

As a result of the above mandatory redemption provisions, we are subject to the risk, as owner of the Class C notes, Class D notes and Class E notes, that interest and principal that would otherwise be payable on these subordinate classes may be redirected to pay principal and interest on the senior note classes.

Beginning in January 2015, the notes and the preferred shares may be redeemed (in whole but not in part) if a successful auction of the underlying collateral is completed in accordance with the terms of the indenture (which requires, among other things, that the cash purchase price for such collateral, together with the balance of eligible investments and cash in certain accounts pledged to secure payment of the notes, is at least equal to the amount necessary to redeem the notes and pay certain other required amounts under the priority of payments set forth in the indenture).

If the notes are not redeemed prior to January 2018, interest that would have otherwise been payable on the preferred shares will be redirected to the notes in accordance with the priority or payments set forth in the indenture until the notes are paid in full.

The notes are subject to a clean-up call redemption (at the direction of the collateral manager), in whole but not in part, on any interest payment date on which the aggregate outstanding principal amount of the notes (excluding certain capitalized interest with respect to the Class C notes, the Class D notes and the Class E notes) has been reduced to 10% of the aggregate principal amount of the notes outstanding on the closing date.

If certain events occur which would make the issuer subject to paying U.S. income taxes or would make certain payments to or from the issuer subject to withholding tax, then the holders of a majority of the aggregate outstanding notional amount of the preferred shares may require that the issuer prepay all of the notes.

The redemption price for each Class of notes is generally the aggregate outstanding principal amount of such Class, plus accrued and unpaid interest (including any defaulted interest amounts and, with respect to the Class C notes, the Class D notes and the Class E notes, any capitalized interest amounts). However, in connection with an optional redemption, we will be required to pay a premium designed to maintain the yield to investors in the notes.

The notes have been issued pursuant to an indenture with customary events of default, including upon failure to pay principal or interest when due on the notes and a default in the performance of any covenant or other agreement of the issuer or co-issuer (subject to notice and a cure period). If an event of default occurs and is continuing, the trustee may (and will be required to if directed by a majority in outstanding principal amount of each class of notes, voting as separate classes), declare the principal of, and accrued and unpaid interest on, the notes immediately due and payable.

If an event of default and an acceleration of the notes occur and is continuing, the trustee will:

•	retain the assets and collect all payments on the assets and continue making payments in accordance with the priority among the notes described in the indenture; or

•
if directed to do so by two-thirds of each class of notes (other than notes owned by us), liquidate the assets and make payments to the notes in accordance with the priority among the notes described in the indenture.

To the extent the assets are insufficient to meet payments due on the notes, the obligations of the issuer and the co-issuer will be extinguished.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on March 10, 2005, we closed our first collateralized debt obligation which resulted in the creation of a direct financial obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Lease Funding, Inc.

By:	/s/ PAUL C. HUGHES
Paul C. Hughes
Vice President, General Counsel & Corporate Secretary

Date: March 16, 2005